Exhibit No. 10.10

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NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT, dated as of December 31, 2004, is between Skurka Aerospace Inc., a Delaware corporation (“Buyer”), and TransDigm, Inc., a Delaware corporation (“TransDigm”), and Howard Skurka (“Shareholder”), having a mailing address of 4600 Calle Bolero, Camarillo, California 93011.

RECITALS:

A. Pursuant to an Asset Purchase Agreement, dated as of December 11, 2004 (the “Purchase Agreement”), among TransDigm, Skurka Engineering Company, a California corporation (the “Company”), the Shareholder and certain other parties, Buyer will acquire substantially all of the Company’s assets and certain liabilities of the Company (the “Transaction”).

B. As a shareholder of the Company, Shareholder will indirectly benefit from the transaction.

C. Shareholder acknowledges Buyer is acquiring the good will, trade secrets and other confidential information of the Company and that disclosure of such confidential information or the direct or indirect competition of Shareholder with the Company’s Business (as defined herein) would have a material adverse effect on the Company’s Business.

D. Shareholder acknowledges that the Shareholder will benefit from the consummation of the Transaction and that it is a condition of the obligation of Buyer and TransDigm to consummate the Transaction that Shareholder executes and delivers this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises herein contained, the parties, intending to be legally bound, hereby agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “Affiliate” means any Person that controls, is controlled by or is under common control with another Person, with “control” meaning the ownership of or ability to direct the voting of greater than 50% of the voting equity of a Person or the ability to direct the policies of a Person.

(b) “Company’s Business” means all business conducted by the Company as of the date hereof and during the three years prior to the date hereof.

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(c) “Person” means any natural person, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or governmental entity or authority.

(d) “Restricted Territory” means anywhere in the world in which the Company’s Business is or has been during the three years prior to the date hereof conducted.

(e) “Trade Secret” means any confidential proprietary information that has inherent economic value as a result of its confidential nature and that is the subject of reasonable attempts to retain its confidentiality.

2. Non-Compete. Shareholder hereby agrees, on behalf of the Shareholder and the Shareholder’s heirs, assigns and Affiliates, that for a period of four years from the date hereof, the Shareholder will not at any time directly or indirectly, whether as a consultant, agent, independent contractor, partner, shareholder, participant, owner, creditor, investor or otherwise (other than ownership as a passive investor of less than 2% of the voting stock of a company listed on a national stock exchange):

(a) own, manage, operate, finance, control or participate in the ownership, management, operation, financing, control of, or be employed by, act as a consultant to, be associated with, lend the Shareholder’s name or any trade name to, any of the Shareholder’s credit to, or otherwise render services or advice to or on behalf of, any business that competes or has the intention of using Shareholder to compete, in the Restricted Territory, with the Company’s Business;

(b) sell or solicit the sale of any product or service of any Person in existence or under development that is the same as, substantially similar to or competes with or is intended to compete with any products or services of the Company’s Business in the Restricted Territory;

(c) whether for the Shareholder’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with Buyer’s relationship with, or endeavor to entice away from Buyer, any person or entity who, during the period prior to the date hereof, is or was a customer or client of the Company and engaged in ongoing business with the Company; and

(d) except as expressly permitted by Buyer or its successors or assigns in advance in writing, directly or indirectly solicit any employee of Buyer or its successors and assigns to leave the employ of Buyer of directly or indirectly hire any such employee.

3. Covenant Against Disclosure.

(a) From and after the date hereof, Shareholder will hold all Trade Secrets of the Company’s Business in strict confidence and will not publish, disseminate or otherwise disclose, directly or indirectly to any person such information.

(b) From and after the date hereof, Shareholder agrees not to (i) disclose to any Person in any manner, directly or indirectly, any Trade Secrets of the Company’s Business,

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whether of a technical or commercial nature, or (ii) use, or permit or assist, by acquiescence or otherwise, any Person to use, in any manner, directly or indirectly, any such Trade Secrets, excepting only the use or disclosure of such Trade Secrets as are at the time of use or disclosure known to the public and that did not become known generally through any breach by any Person of any provision of any agreement.

(c) Shareholder will not be deemed to have violated the Shareholder’s obligations under Section 3(a) or 3(b) if the Shareholder is required to disclose any of the information described above pursuant to a subpoena, order of any court or governmental or administrative body or other legal process, provided that Shareholder will provide to Buyer written notice that the Shareholder is subject to such legally required disclosure prior to making such disclosure and provides Buyer with the opportunity for it to enter its appearance in such action and take such steps as Buyer may reasonably deem necessary to protect such information. Shareholder shall cooperate with Buyer in any such efforts to maintain the confidentiality of its information.

4. Tolling of Covenants. If it is judicially determined that Shareholder has violated any of his obligations under this Agreement, then the period of the covenants contained in this Agreement automatically will be extended by a period of time equal in length to the period during which such violation(s) occurred.

5. Injunctive Relief. Shareholder acknowledges and agrees that Buyer’s remedies at law for any breach of any of Shareholder’s obligations under this Agreement would be inadequate, and agrees and consents that, in addition to any other relief available to Buyer at law or in equity, temporary and permanent injunctive relief may be granted in a proceeding brought to enforce any provision of this Agreement without the necessity of proof of actual damage or the posting of a bond or other security. The foregoing shall not in anyway relieve Buyer of the burden of proving that a breach by Shareholder of his obligations under this Agreement occurred. If a court of competent jurisdiction finds the time limits or geographic provisions of this Agreement to be so burdensome as to be unenforceable, then the time and/or geographic limitations will be reduced to such extent as is necessary to enable said court to enforce the intention of the restrictive covenants contained herein.

6. Assignment. Shareholder may not assign this Agreement. Buyer may assign this Agreement to any Person controlling, controlled by or under common control with Buyer, or acquiring substantially all of its assets.

7. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any conflict of law rules.

(b) All notices (including other communications required or permitted) under this Agreement must be in writing and must be delivered: (i) in person; (ii) by registered, express or certified mail, postage prepaid, return receipt requested; (iii) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee; or (iv) by facsimile or other generally accepted means of electronic transmission with

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a verification of delivery. Notices are deemed delivered at the earlier of the date such notice is actually received or delivery is refused by a party. All notices must be delivered at the address set forth below the party’s name on the signature page. Any party may furnish, from time to time, other addresses for notices to it.

If to Shareholder:

Howard Skurka

4600 Calle Bolero

Camarillo, California 93011

Telephone: (805) 484-8884

Facsimile: (805) 482-7771

If to Buyer:

W. Nicholas Howley

TransDigm, Inc.

Tower at Erieview

1301 East Ninth Street, Suite 3710

Cleveland, Ohio 44114

Telephone: (216) 261-8070

Facsimile: (216) 289-4937

with a copy to:

Elizabeth A. Dellinger, Esq.

Baker & Hostetler LLP

3200 National City Center

1900 East 9th Street

Cleveland, Ohio 44114

Facsimile No.: (216) 696-0740

The above addresses may be changed from time to time by giving notice thereof in the manner provided herein.

(c) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective, but only to the extent of such prohibition or unenforceability, without invalidating the other provisions hereof or without affecting the validity or unenforceability of such provision in any other jurisdiction.

(d) This Agreement constitutes the entire agreement of the parties relative to the subject matter contained herein, superseding, canceling and replacing all prior agreements with respect thereto. This Agreement may not be modified, waived or discharged except in writing duly signed by each party.

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(e) Buyer’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement will not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f) Shareholder confirms that the Shareholder has had the opportunity to review this Agreement, that the Shareholder was represented by counsel in connection with the negotiation and execution and performance of this Agreement and that such acts are the Shareholder’s voluntary acts. Shareholder hereby acknowledges that this Agreement was the result of negotiations and no party hereto should be considered the drafter hereof for purposes of construction and interpretation of this Agreement.

(g) This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.

(h) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TRANSDIGM INC.

By:	/s/ Gregory Rufus
Name:	Gregory Rufus
Title:	Chief Financial Officer

SKURKA AEROSPACE INC.

By:	/s/ Gregory Rufus
Name:	Gregory Rufus
Title:	Treasurer

/s/ Howard Rufus
HOWARD SKURKA

Signature Page to Non-Competition Agreement (Howard Skurka)